Exhibit 99.2

FOR IMMEDIATE RELEASE

CalAmp Announces $25 Million Share Repurchase Plan

IRVINE, CA, June 28, 2016 -- CalAmp (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today announced that its Board of Directors has authorized a share repurchase program, under which the Company may repurchase up to $25 million of its outstanding common stock over the next 12 months.

"CalAmp is committed to maximizing shareholder value and we believe our recent acquisition of LoJack Corporation, along with the share repurchase program announced today, are positive steps towards this goal," said Michael Burdiek, CalAmp’s President and Chief Executive Officer. "The Board of Directors believes CalAmp’s current share price does not reflect the Company's long-term intrinsic value, and this repurchase plan underscores our confidence in our business prospects. Furthermore, our strong balance sheet and cash flow from operations give us the flexibility to continue to invest in the growth of our business."

Under the repurchase program, the Company may repurchase shares in open-market purchases in accordance with all applicable securities laws and regulations. The extent to which CalAmp repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by CalAmp’s management team. The Company has approximately 37 million shares of common stock outstanding at the present time. The repurchase program may be suspended or discontinued at any time. The Company expects to fund the repurchases with cash on hand.

About CalAmp

CalAmp (NASDAQ: CAMP) is a pure-play pioneer in the connected vehicle and broader Industrial Internet of Things marketplace. The Company’s extensive portfolio of intelligent communications devices, robust and scalable telematics cloud services, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business-critical data and desired intelligence from high-value mobile and remote assets. CalAmp is headquartered in Irvine, California and has been publicly traded since 1983. For more information, please visit www.calamp.com.

Forward-Looking Statements

Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of risks or uncertainties including the market price of the Company’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, general economic conditions (including Brexit) , and other factors that are described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for fiscal 2016 as filed on April 20, 2016 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, CalAmp can give no assurances that our expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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AT CALAMP:	AT NMN Advisors:
Garo Sarkissian	Nicole Noutsios
SVP, Corporate Development	(510) 315-1003
(949) 600-5600	nicole@nmnadvisors.com